Free Writing Prospectus, dated April 12, 2023

Filed pursuant to Rule 433 under the Securities Act of 1933

Supplementing the Preliminary Prospectus, dated April 7, 2023

Registration Statement Nos. 333-270543 and 333-270543-01

This Preliminary Term Sheet has been prepared solely for informational purposes and is not an offer to buy or sell or a solicitation of an offer to buy or sell any bonds in any jurisdiction where such offer or sale is prohibited. Please read the important information and qualifications on page 2 of this Preliminary Term Sheet.

SCE Recovery Funding LLC

(Issuing Entity)

PRELIMINARY TERM SHEET

$775,419,000 Senior Secured Recovery Bonds, Series 2023-A

Issuing Entity:	SCE Recovery Funding LLC

Sponsor, Depositor and Initial Servicer:	Southern California Edison Company

Trustee:	The Bank of New York Mellon Trust Company, N.A.

Joint Bookrunners:	RBC Capital Markets, LLC Barclays Capital Inc. Citigroup Global Markets Inc.

Expected Ratings (Moody’s/S&P):	Aaa (sf)/AAA (sf)(1)

Interest Payment Dates:	June 15 and December 15, commencing December 15, 2023

(1)	A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

Tranche	Principal Amount Offered	Expected Weighted Average Life (years)	Scheduled Final Payment Date	Final Maturity Date
A-1	$425,000,000	9.64	6/15/2040	6/15/2042
A-2	$350,419,000	21.22	12/15/2047	12/15/2049

	Tranche A-1	Tranche A-2
CUSIP	78433LAG1	78433LAH9
ISIN	US78433LAG14	US78433LAH96

Southern California Edison Company (“SCE”) and the Issuing Entity have filed a registration statement (including a prospectus) with the Securities and Exchange Commission (“SEC”) for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents SCE and the Issuing Entity have filed with the SEC for more complete information about the Issuing Entity and SCE and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, SCE, the Issuing Entity, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling RBC Capital Markets, LLC toll-free at 1-866-375-6829 or by e-mail at syndicateops2@rbc.com, Barclays Capital Inc. toll-free at 1-888-603-5847 or Citigroup Global Markets Inc. toll-free at 1-800-831-9146.

This Preliminary Term Sheet is not required to contain all information that is required to be included in the prospectus for the securities offering to which this Preliminary Term Sheet relates. The prospectus contains material information not contained herein, and the prospective purchasers are referred to the prospectus, including the final prospectus. This Preliminary Term Sheet is not an offer to sell or a solicitation of an offer to buy these securities in any jurisdiction where such offer, solicitation or sale is not permitted.

The information in this Preliminary Term Sheet is preliminary and may be superseded by an additional term sheet provided to you prior to the time you enter into a contract of sale. This Preliminary Term Sheet is being delivered to you solely to provide you with information about the offering of the securities referred to herein. The securities are being offered when, as and if issued. In particular, you are advised that these securities, and the fixed recovery charges securing them, are subject to modification or revision (including, among other things, the possibility that one or more tranches of securities may be split, combined or eliminated), at any time prior to issuance or availability of a final prospectus. As a result, you may commit to purchase securities that have characteristics that may change, and you are advised that all or a portion of the securities may not be issued that have the characteristics described in these materials. The Issuing Entity’s obligation to sell securities to you is conditioned on the securities and the underlying transaction having the characteristics described in these materials.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PRELIMINARY TERM SHEET IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

Price and availability of the bonds are subject to change without notice.

A contract of sale will come into being no sooner than the date on which the relevant tranche of the bonds has been priced and the underwriters have confirmed the allocation of securities to be made to you; any “indications of interest” expressed by you, and any “soft circles” generated by the underwriters, will not create binding contractual obligations for you or the underwriters (or any other person or entity). You may withdraw your offer to purchase securities at any time prior to the underwriters’ acceptance of your offer.

Any legends, disclaimers or other notices that may appear at the bottom of the email communication to which this Preliminary Term Sheet is attached relating to (i) these materials not constituting an offer (or a solicitation of an offer), (ii) no representation that these materials are accurate or complete and may not be updated or (iii) these materials possibly being confidential are not applicable to these materials and should be disregarded. Such legends, disclaimers or other notices have been automatically generated as a result of these materials having been sent via Bloomberg or another system.

EXPECTED SINKING FUND SCHEDULE

Semi-Annual Payment Date	Tranche A-1 Principal	Tranche A-2 Principal
12/15/23	$15,515,194	$0
6/15/24	$8,531,333	$0
12/15/24	$8,736,086	$0
6/15/25	$8,945,751	$0
12/15/25	$9,160,449	$0
6/15/26	$9,380,300	$0
12/15/26	$9,605,427	$0
6/15/27	$9,835,957	$0
12/15/27	$10,072,020	$0
6/15/28	$10,313,749	$0
12/15/28	$10,561,279	$0
6/15/29	$10,814,749	$0
12/15/29	$11,074,304	$0
6/15/30	$11,340,087	$0
12/15/30	$11,612,248	$0
6/15/31	$11,890,943	$0
12/15/31	$12,176,326	$0
6/15/32	$12,468,557	$0
12/15/32	$12,767,803	$0
6/15/33	$13,074,229	$0
12/15/33	$13,388,012	$0
6/15/34	$13,709,323	$0
12/15/34	$14,038,348	$0
6/15/35	$14,375,268	$0
12/15/35	$14,720,274	$0
6/15/36	$15,073,561	$0
12/15/36	$15,435,326	$0
6/15/37	$15,805,774	$0
12/15/37	$16,185,113	$0
6/15/38	$16,573,555	$0
12/15/38	$16,971,321	$0
6/15/39	$17,378,632	$0
12/15/39	$17,795,720	$0
6/15/40	$5,672,982	$12,549,834
12/15/40	$0	$18,687,774
6/15/41	$0	$19,177,394
12/15/41	$0	$19,679,842
6/15/42	$0	$20,195,453
12/15/42	$0	$20,724,574
6/15/43	$0	$21,267,558
12/15/43	$0	$21,824,768
6/15/44	$0	$22,396,577
12/15/44	$0	$22,983,367
6/15/45	$0	$23,585,532
12/15/45	$0	$24,203,472
6/15/46	$0	$24,837,604
12/15/46	$0	$25,488,348
6/15/47	$0	$26,156,144
12/15/47	$0	$26,660,759
Total Payments	$425,000,000	$350,419,000

EXPECTED OUTSTANDING PRINCIPAL BALANCE PER TRANCHE

Semi-Annual Payment Date	Tranche A-1 Balance	Tranche A-2 Balance
Closing Date	$425,000,000	$350,419,000
12/15/23	$409,484,806	$350,419,000
6/15/24	$400,953,473	$350,419,000
12/15/24	$392,217,387	$350,419,000
6/15/25	$383,271,636	$350,419,000
12/15/25	$374,111,187	$350,419,000
6/15/26	$364,730,887	$350,419,000
12/15/26	$355,125,460	$350,419,000
6/15/27	$345,289,503	$350,419,000
12/15/27	$335,217,483	$350,419,000
6/15/28	$324,903,734	$350,419,000
12/15/28	$314,342,455	$350,419,000
6/15/29	$303,527,706	$350,419,000
12/15/29	$292,453,402	$350,419,000
6/15/30	$281,113,315	$350,419,000
12/15/30	$269,501,067	$350,419,000
6/15/31	$257,610,124	$350,419,000
12/15/31	$245,433,798	$350,419,000
6/15/32	$232,965,241	$350,419,000
12/15/32	$220,197,438	$350,419,000
6/15/33	$207,123,209	$350,419,000
12/15/33	$193,735,197	$350,419,000
6/15/34	$180,025,874	$350,419,000
12/15/34	$165,987,526	$350,419,000
6/15/35	$151,612,258	$350,419,000
12/15/35	$136,891,984	$350,419,000
6/15/36	$121,818,423	$350,419,000
12/15/36	$106,383,097	$350,419,000
6/15/37	$90,577,323	$350,419,000
12/15/37	$74,392,210	$350,419,000
6/15/38	$57,818,655	$350,419,000
12/15/38	$40,847,334	$350,419,000
6/15/39	$23,468,702	$350,419,000
12/15/39	$5,672,982	$350,419,000
6/15/40	$0	$337,869,166
12/15/40	$0	$319,181,392
6/15/41	$0	$300,003,998
12/15/41	$0	$280,324,156
6/15/42	$0	$260,128,703
12/15/42	$0	$239,404,129
6/15/43	$0	$218,136,571
12/15/43	$0	$196,311,803
6/15/44	$0	$173,915,226
12/15/44	$0	$150,931,859
6/15/45	$0	$127,346,327
12/15/45	$0	$103,142,855
6/15/46	$0	$78,305,251
12/15/46	$0	$52,816,903
6/15/47	$0	$26,660,759
12/15/47	$0	$0

WEIGHTED AVERAGE LIFE SENSITIVITY

		-5% (2.92 Standard Deviations from Mean)		-15% (6.61 Standard Deviations from Mean)
Tranche	Expected Weighted Average Life (Years)	WAL (yrs)	Change (days)*	WAL (yrs)	Change (days)*
A-1	9.64	9.64	0	9.65	1
A-2	21.22	21.22	0	21.22	0

*	Number is rounded to whole days

For the purposes of preparing the above chart, the following assumptions, among others, have been made: (i) in relation to the initial forecast, the forecast error stays constant over the life of the bonds and is equal to an overestimate of electricity consumption of 5% (2.92 standard deviations from mean) or 15% (6.61 standard deviations from mean), (ii) the servicer makes timely and accurate filings to true-up the fixed recovery charges annually, (iii) customer write-off rates are held constant at 0.36% for all FRC consumer classes, (iv) customers remit all fixed recovery charges 42.86 days after such charges are billed, (v) operating expenses are equal to projections, (vi) there is no acceleration of the final maturity date of the bonds, (vii) a permanent loss of all customers has not occurred, and (viii) the issuance date of the bonds is April 27, 2023. There can be no assurance that the weighted average lives of the bonds will be as shown.